Exhibit 23.4

September 15, 2004

Board of Directors

Home Federal Savings and Loan Association

    of Shreveport

624 Market Street

Shreveport, Louisiana 71101

Members of the Board of Directors:

We hereby consent to the use of our firm’s name in the Form MHC-1 and the Form MHC-2, and any amendments thereto, for Home Federal Savings and Loan Association of Shreveport. We also hereby consent to the inclusion of, summary of and references to our Appraisal Report in such filings, and the Registration Statement on Form SB-2, and any amendments thereto, including the prospectus of Home Federal Bancorp, Inc. of Louisiana.

Sincerely,

RP FINANCIAL, LC.

/s/ Gregory E. Dunn

Gregory E. Dunn

Senior Vice President